UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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Warner Bros. Discovery, Inc.

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Netflix, Inc.

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Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 23, 2026

On February 20, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on Variety’s “Strictly Business” with Cynthia Littleton. A transcript of the interview can be found below.

Cynthia Littleton: Welcome to a special episode of Variety’s “Strictly Business Podcast. I’m Cynthia Littleton, co-Editor-in-Chief of Variety. It’s Friday, February 20th. I was fortunate to spend some with today with Ted Sarandos, co-CEO of Netflix. Sarandos is unabashedly on a campaign this week to support the deal that his company reached in December to buy Warner Bros. and HBO for nearly $83 billion. Sarandos is forcefully speaking out even as the Board of WBD went back into negotiations with rival suitor Paramount Skydance this week. In Sarandos’ view, the 7-day window to for Paramount to impress WBD with a better offer is a minor hurdle to the endgame. In our interview, he’s not shy about calling out what he sees as “misinformation,” spread by the Paramount Skydance team and its leader, CEO David Ellison. Sarandos is still playing his strategic cards close to the vest when it comes to discussing what a post-merger Netflix-WB-HBO would look like. But he does offer some glimpses of his vision for how the enlarged company would run. He talks about competing with YouTube, and how he felt after losing out to them in the hunt for Academy Awards TV rights. And of course, Sarandos revisits his blood oath regarding preserving the 45-day theatrical exhibition window for Warner Bros. pictures’ titles. He also commits to maintaining the existing paid download home entertainment window. In other words, the movie won’t stream on Netflix or HBO on day 46. We talk about a whole lot of other things, so please give it a listen.

Cynthia Littleton: Ted Sarandos, thank you for making time for me today here.

Ted Sarandos: Yeah of course, good to see you always.

Cynthia Littleton: Ted, you’ve been living this now for many months. And certainly, you know, when the cap gun went off on December fifth, I’m guessing you didn’t think that we would be sitting here on Feb. 20 still talking about the wrangling over whether or not you and Warner Bros. will consummate this deal?

Ted Sarandos: Yeah, over a deal that we have signed and endorsed by the board unanimously and is getting ready to go for shareholder approval. So it’s a remarkable amount of noise from Paramount around this since we announced that we agreed to sign our deal. I guess it’s probably cheaper to make noise than it is to raise your bid. So at every step of this process, I’ve been super-impressed with Warner Bros. Discovery’s directness and clarity about what the bid process would be and what you had to cover to do it and when you had to do it. And what’s the deadline and what state those bids would have to take? And shocked that of all the people had complained about the process, Warner Bros. Discovery had shared that there were multiple bidders as they shared in their filings, Paramount had missed every deadline — they’re bidding for assets that weren’t for sale. There was all this lack of clarity about what they were even offering. That’s the reason why we’re having this seven-day window that we granted them, was to bring some clarity to the shareholders of Warner Bros. Discovery. So they knew what our deal was, and they knew what these other deals were because they were so noisy on that side. Our deal is super-simple — $27.75 cents a share plus the value of Discovery Global. All the other things what what Paramount is and isn’t doing are completely not clear. Not clear to shareholders, not clear to us. Not clear to Warner Brothers Discovery. So we said, look, take this seven days to try to get some clarity about what they’re saying.

Cynthia Littleton: I’ve got to believe that there was a candid assessment of that this takes away a point that somebody could raise in a shareholder lawsuit down the road. Was that part of the calculation?

Ted Sarandos: That’s what I mean about complete certainty and clarity. Let’s say we didn’t turn over one last stone, which is say, will you please clarify what this is?

Cynthia Littleton: Was it a debate among the Netflix board or the committee that is adjudicating all of this? Was it a vigorous debate to do the waiver?

Ted Sarandos: I think it was a sign of confidence and everyone agreed with that. And also it was an opportunity for clarity, which everybody saw the value in. AI didn’t want a black cloud cloud over the decision.

Cynthia Littleton: When did Warner Bros. come to you and say, would you consider this? Was it weeks ago? Was it days ago? How long did Netflix folks consider whether to grant this?

Ted Sarandos: Just a day or two? I don’t feel like it was a controversial thing. I know it’s an unusual thing in the bidding process, but the other thing we got in exchange for it was we set a date for the shareholder meeting. We’d bring this thing to a head.

Cynthia Littleton: Had there been hurdles to that process before this latest round of negotiations happened?

Ted Sarandos: This process could have gone on until the end of the regulatory process for months and months and months. So, yeah, this at least brings this piece of it, which is getting the shareholders say off the table so we can keep moving forward on the regulatory process.

Cynthia Littleton: Just looking at the chess of this all, obviously the world is waiting to see if Paramount Skydance raises its bid. You could also change the stakes if you threw another dollar on the table. Has that all been a consideration?

Ted Sarandos: The next move is up to somebody else. We have a signed deal with Warner Bros. Discovery. If someone wants to make a better deal, which Warner Bros. Discovery board has said has not happened yet, then we’ll see what happens down the road. But let’s not get ahead of that process. And I certainly wouldn’t comment on the bidding strategy anyway. But the core of it is, you know, we’re super disciplined buyers, as you probably know we have a reputation for such so that I’m willing to walk away and let someone else overpay for things. We have a rich history of that.

Cynthia Littleton: You’ve been asked many times about Warner Bros. and theatrical exhibition, and I know you have said very publicly that you would commit to a 45-day window. The sub-question there is …

Ted Sarandos: Your listeners can watch us now, cut a finger and do a blood oath together.

Cynthia Littleton: You did it under oath in front of the Senate. And that was quite a performance. You did not get rattled. I think the highest compliment we can say is you did not become a meme.

Ted Sarandos: I understand I have earned the skepticism on this issue for sure, but I have to just remind everybody we were not in the theatrical business. Any time I made any commentary about the theatrical business, it was an observation. It wasn’t a wish. It wasn’t a desire. We don’t compete with with time spent in the movie theater. When we just did the “Stranger Things” finale, we put it in theaters on the same day we released it on Netflix. About half the audience watched it in the theater after already watching it at home. So they watch it a second time, and the other half went home and watched it again. And what I think it does, anything you could do to raise enthusiasm and excitement for movies and television, you should do that. And I think when you can do it like this, that’s phenomenal. When somebody leaves their house, goes to see a movie, if they had a great experience in the theater, the first thing they want to do is watch another movie and they turn on Netflix. So I think it’s a hugely complementary business now, everything I’ve ever said about it before has just been raw observations of data. And I do think what we can do is to help make the movie business a more healthy business. I don’t want to open theaters and compete with theater owners. Of course not. What I want to do is supply them with great movies. And then they will provide a great experience for consumers. And we both have to do that for this to work. And I’m committing to my part, which is I’m going to give them movies, and we’re going to give them a window of time to exploit them. And they have to create a great experience for theater goers.

Cynthia Littleton: Would Warner Bros.’ pay TV output remain with HBO, or would that potentially move over to Netflix?

Ted Sarandos: It would remain with HBO, and there’s more than 100 output deals around the world that they will continue to honor.

Cynthia Littleton: About the 45-day window — on day 46, would the movie be available to stream on HBO or potentially on Netflix?

Ted Sarandos: No, it would go into a traditional [paid download] window after that, just so same as it does today.

Cynthia Littleton: Right now there’s about a 90-day difference between the theatrical exhibition window, then PVOD and some other home entertainment windows.

Ted Sarandos: The [PVOD] days are a little squishier than that. As you know, some films go a little faster, some go a little slower depending on how they’re doing or what their strategy is or holiday calendars and those kind of things. But these would go through from theatrical exclusivity, that 45-day window. After that it would go into various other traditional windows of PVOD and then go into the traditional pay-TV window.

Cynthia Littleton: Netflix’s history is rooted in build, not buy. Obviously, this is unfamiliar territory for Netflix. Can you talk about the process of getting to the price that you got to? What were some of the components that you used that made you confident in the number that you got to of almost $83 billion?

Ted Sarandos: Look, a lot of it is in the secret sauce of the business. So I’m not going to go into much rich detail on it, except for it was a bottoms up process of valuing the properties, valuing the films, valuing the series relative to price, relative to audience, all those kind of things. And so for us, when we looked at it, it is a culmination of our valuation work that we do every day, and we’ve been doing since we started streaming. But it’s also richly informed by intuition. We have all this history of this is what this revenue has been historically. But is it monetized to the best of its ability in the form that it’s in right now? So some that’s where the gut part comes in.

Cynthia Littleton: Monday, Feb. 23 marks the end of the seven-day deadline. And if there is in fact an agreement, if the Warner Bros. Discovery board feels that they have put a superior offer on the table, you have a four-day period to match it. At the end of that, what is in your best case scenario? What’s the outcome?

Ted Sarandos: Again, I don’t want to get ahead of this whole process. We we have the deal done. They have this window of time to get to a place where they make an offer, that they can then evaluate that offer, and then we can decide if or what we want to do. So that’s let’s just let it play out after Monday.

Cynthia Littleton: This morning, Paramount came out with the news that they have completed the Hart Scott Rodino process that is part of every regulatory review. They trumpeted that this is now completed but it obviously relates to a deal that they don’t have in hand. You have a deal in hand. Where does Netflix stand with that process?

Ted Sarandos: We’re in the process, as you know, completing the HSR request and waiting ten days is not the same as being approved. That’s turning in the homework. That’s not getting a passing grade. And they know that too. The guy from their legal counsel who used to be in the Department of Justice ais on record saying that that means nothing. It just means that you’ve filled out the forms. I think it’s an unusual process that Paramount takes, putting out a press release that they met with the culture secretary. Maybe it’s that unusual for them to meet a culture minister, that they put out a press release. But we deal with the culture ministers around the world every day. So we’ve not taken out press releases about our progress with the European regulators, but we are ongoing. We’re deep into the regulatory process. It is following traditional DOJ merger guideline rules that they’ve laid out nothing. There’s nothing unusual happening in this process. We’ve said it a couple of days ago. We knew that they would come out and try to make the HSR some kind of a milestone, which it is clearly not.

Cynthia Littleton: Do you have any sense where the hurdles are going to be, where the discussions or even potentially down the road concessions in certain areas?

Ted Sarandos: Most of the work that we’ve been doing is un-ringing the bells of a misinformation campaign. What is our market share? I mean, the market share is very clear. Nielsen publishes the market share constantly called The Gauge, and it shows that we are 9 percent of the business. And if you put HBO together with us, we’re 10 percent of the business. And it certainly is nowhere near monopoly, which folks have been batting around the last couple of days, which is 50-70 percent market share. It’s insane. There’s no way you could dice the market up and say that we were that. And there’s also, I believe, no way that you could make it so narrow that it wouldn’t include things like YouTube. But let’s just say for the sake of indulging fantasy, you take YouTube out of it. We’re not even 20 percent of the marketplace for SVOD. So much of the work has been clearing up misconceptions that have been intentionally put in the market.

Cynthia Littleton: By traditional metrics of these things, monopoly, oligopoly, there’s definitely a very high bar. But as you know in the broader regulatory world and in media and outside of media, you’ve seen both under Republican and Democratic administrations, a more aggressive FTC. Certainly, this FCC is very, very crusading and very, very aggressive.

Ted Sarandos: I think Paramount and CBS have had to deal with that because they have a broadcast network.

Cynthia Littleton: I know you you can’t get into detail, but are you to the stage of thinking of the concessions or the places where you would give to get a deal done?

Ted Sarandos: Those are remedies to deal with market concentration. We don’t have anywhere near the market concentration risk that would require those kind of remedies.

Cynthia Littleton: You’ve used the word misinformation. M&A processes are famously aggressive. Do you feel like the Ellisons and that the Paramount/Skydance Camp have done things that are below the belt beyond an aggressive pursuit of an asset?

Ted Sarandos: I think that putting out information that’s knowingly, provably wrong, is is pretty below the belt.

Cynthia Littleton: What provably wrong have they put out about Netflix?

Ted Sarandos: I’ve had people to me parrot back information — 60-70 percent market share, which is just obviously knowingly, provably wrong. I think much of the things you’ve heard about woke content that came out of the Senate hearing, I’m sure, was given to him directly from Paramount communications and policy people. I think it’s just meant to distract from what we have, which is a superior offer. And one way to try to defend your inferior offer is to try to attack ours, instead of just making a superior offer yourself.

Cynthia Littleton: In doing the math on things that have been talked about and things in SEC disclosures, you are saying that the numbers have added up to about $16 billion dollars in synergies that Paramount is looking at to make their numbers work.

Ted Sarandos: So in their offer and their filings, they talk about $6 billion in synergies. That’s cost savings that they’re proposing in the deal, what they’re telling people who are lending them the money. And they said themselves in December on the record. If they were able to close this deal, they would end up with a business that’s six to seven times levered. This would be the largest [leveraged buyout] in history. And LBO are inherently risky. They have a very bad track record, even worse than media mergers generally. But when you look at this and say, well, what they’re doing to try to give people some comfort is saying that they intend to be two to three three times de-levered in as little as 18 months. So to do that is $16 billion, not six. Sixteen billion dollars worth of cuts. Now, I don’t know if it’s sixteen plus the six they are talking about or it’s six plus the 10 to get to 16. But it is definitely at least $16 billion to deliver that company. And their biggest cost centers are production and people. So these are job cuts. These are fewer productions. And at the same time that they’re promising more production somehow. I don’t understand the deal, but I do know how to count. And I do know that if you want to deliver a company from seven times down to two and a half times, it would cost at least that.

Cynthia Littleton: Would you commit to preservation of a certain amount of jobs, committing to allocating a certain amount of resources?

Ted Sarandos: Our whole business track record has been about doing more, about adding more jobs, about more production. Remember \the knock on Netflix was always there’s too much to watch. So this whole business model is contingent. The thing, the reason we’re buying this very expensive asset is because it generates revenue that we don’t currently make, and because we believe that putting these two companies together that we could better monetize those assets than they’re being monetized today. And we need all those people to keep making them. So I’m not proposing any cuts. We’re proposing to run Warner Bros. largely like it is today, television and film and running HBO largely as it is today, just giving it a better business model and better distribution. And that’s where the value and the deal is. It’s not those media mergers and what Skydance Paramount just did, what Fox and Disney did a few years ago. This is a classic horizontal media merger. You take two studios and turn them into one and cut all your costs in half and make less and don’t make more movies. So in Disney, Fox, they went from making over 20 movies between them to making around 20. So that’s not a big win for the town. Paramount is offering this exact thing, which is they’re going to take Paramount and Warner, two of the five remaining large studios, crushed them down to one. Paramount put out like a half a dozen movies last year, and now they’re going to say that somehow they’re going to go to 30. So I don’t see how any of that makes sense. And, you know, this is a vertical merger, adding assets that we don’t currently have and having a balance sheet to continue to invest in them.

Cynthia Littleton: You’ve been consistent in saying we’re buying this not to dismantle it. I do think the YouTube of it all is fascinating, because it does seem to be that it’s going to be very, if not pivotal, very important in the regulatory process. If a regulator asked you to, could you show that Netflix was watching YouTube as a competitor long before the potential to buy Warner Bros. came into the picture?

Ted Sarandos: You can go back to our quarterly earnings calls 10 years ago, and we identified YouTube as a potential competitor, and we’ve talked about them in nearly every quarter since. We definitely saw where this was going. We compete with YouTube on the television screen for viewing for advertisers, for subscription dollars and for ad dollars. And you look at that and you say, and creators as well, and projects as well. You know, we were bidding for the Oscars. We were bidding for the Brazil NFL football game. And that that’s just going to continue to grow. So to me, it’s like you look at this and say OK, the television screen itself is a zero sum game. When you’re on the screen, you cannot watch two apps at the same time. You can you can’t watch broadcast at the same time you watch Netflix. And so when you look at all the different the sea of choices that a consumer has broadcast cable, all the different, direct to consumer ad choices fast, like Tubi and all these things, and you add them all together. You’d say, well, they don’t do exactly this, and they don’t do exactly that. But that’s what you’re choosing to do tonight on your screen. And then it’s paid for sometimes with advertising, sometimes with subscription, either way it’s monetized and it’s often the same content. It’s always the same viewer. So and when I look at these things and think it’s a fantasy to say, here’s the world of television, and it doesn’t include the thing that people spend the most time doing, which is watching YouTube on TV. And I think people also lose track that this was a very deliberate move for YouTube to move off of the phone, where they were getting knocked around by TikTok and go onto the TV screen and compete there. So if they’re there on the TV screen, competing with Netflix, competing with broadcast, competing with HBO, competing with CBS, then they are on the TV and they are a competitor and they’re part of the competitive landscape.

Cynthia Littleton: Were you disappointed about the Oscars?

Ted Sarandos: Yeah, no. I’m glad — I hope it’s really good and strengthened the Academy, the deal that they got. So I hope it’s successful, and we’re thrilled about the SAG Awards next week.

Cynthia Littleton: I want to talk about HBO because I think that is a huge component of this deal. And a big part of the issue certainly with with the questions about concentration. do you have a vision? Does HBO Max itself go away in a future where you do come together?

Ted Sarandos: We’ll continue to distribute HBO Max as a standalone product, and will also offer some ways that they can get. You can get it in conjunction with a Netflix subscription as well. But I think in general, what it’s really important for this deal is that HBO, we’re buying a very respected brand, an incredible content, and we just we think we can, better distribute it under our deal. I do think if you look at the difference between the businesses, they’ve been at this for a long time, too, and I have said this before about the naming mechanics, why they went from HBO and HBO go, HBO now, HBO Max, Max, HBO Max, and and I said, look, when they get serious about the business, they’re going to just go buy HBO because everyone loves HBO. what I want to do in this deal is make sure that HBO can keep being exactly what it is. It doesn’t need to become a general entertainment brand to get big. It needs to do exactly what it’s doing to get big, which is deliver great stories. And we have a rich history of taking great stories and making them big. And we didn’t have to contort prestige television into general entertainment to that; We do both prestige television and general entertainment.

Cynthia Littleton: To be clear, you would keep the HBO Max name alive. And not just HBO?

Ted Sarandos: I don’t know about the Max part. remember we’ve always just used Netflix. We never were Netflix Plus or Netflix Max or any of those things. So I just think it’s a it’s a known well and respected brand, and I don’t think it actually needs any amplifiers.

Cynthia Littleton: Would HBO would be better served with its more traditional call it pre-2019 strategy before HBO Max launched. Would they be better served with a more bespoke and boutique lineup of programming?

Ted Sarandos: I don’t think that was true for us, but we really we started our roots began in DVD by mail. In that model, we carried everything ever published. So of course we’re a general entertainment brand because what happened is, as we grew up with consumers, if you love documentaries, Netflix was the best place in the world to get a documentary because you could. They’re so under distributed at the time. foreign language film. Netflix was the best place to get a foreign language film. It was also the best place to get a big blockbuster movie that weekend. So for us, I don’t think people we’ve always been by design, a general entertainment brand that is highly personalized, personalized so that whatever you’re watching, Netflix would morph into that for you. And I think that has served us very well. and I don’t and I think with, with HBO trying to say, well, let’s become Netflix. we it was just always in our DNA to be one, to be this and in their DNA was always to be a little more prestige, and then trying to be something else just probably wasn’t a good use of resources. but I do think that you don’t for us, you know, “Adolescence” was, as prestige TV as you get. It just has swept through every awards And remember “Baby Reindeer” before that and “Beef” before that. So when you look at that and think, OK, those are those were what you would call prestige TV. And they were enormous successes, big audience shows. And that’s what Netflix is really good at. Those two things have never been in conflict with each other on Netflix, and they won’t be with HBO programming in there as well. And I think the point of it is 85 percent of HBO subscribers also subscribe to Netflix. So that is a good example of how incredibly complementary these services are. And those people pay roughly a 100 percent premium to have both services today. So those folks are going to get a nice discount when this deal closes.

Cynthia Littleton: I have the numbers here. Netflix is about $18 a month without ads. HBO Max is about $18.50 a month without ads. Obviously, the concern about pricing power, the concern about the cost of the service and the impact on consumers is one of the huge issues around this deal. What can you say now, what might you say in a regulatory filing in a couple of months that would be concrete and rock solid in terms of what you’re saying about the price and the cost of these services to people, especially because there is so much overlap.

Ted Sarandos: If there’s ever been a greater champion of consumer value in entertainment than Netflix, I don’t know who it is. We have been our whole history is about giving more for less. And we are very fine tuned into the pricing. Price to value proposition. People always talk about affordability. Affordability is value. And when you look at what it costs for Netflix and how much entertainment value you get for Netflix, um, it’s it’s probably the greatest value in the history of entertainment. And by the way, it’s one-click cancel if we’re ever wrong. So if we when our pricing goes up, if people look at it and they make a decision, they said, well, I watch a lot of Netflix and I wouldn’t I don’t want to not have Netflix and I’ll pay an extra buck or I’ll pay, you know, so they go through this every time we talk about pricing, and we don’t ever do that until we know we’ve got that value proposition in order. So we are very consumer led. Very we don’t um, the this notion that, you know, we’re just going to get these assets and raise the price on everybody. Um, and you just example, you just gave those people are voluntarily paying one hundred percent more to add HBO to their Netflix subscription, that they’re going to see a tremendous value in a combined in a combined service. So and if they don’t, if they only want HBO, some percentage of them only want HBO will continue to distribute HBO largely like it is today for them.

Cynthia Littleton: From the most recent figures, Netflix right now is around 325 million subscribers global, HBO Max about 128 million. Netflix, about 89 million U.S., HBO Max about 58 million U.S. Where do you see the upside in that? Do you see the upside as being able to significantly expand that pie, whether globally or in the U.S., or is it going to come from efficiencies over time?

Ted Sarandos: Right now, even with all of our great successes, we’re about 10 percent of engagement view time. So can we win those moments more often over the years and grow that number? And then people will see great value in that.

Cynthia Littleton: Do you know [HBO chief] Casey Bloys? Did you have a relationship before this?

Ted Sarandos: I know him socially and he’s and I deeply respect him. I think he’s done a phenomenal job there over the years, and he’s had this very long track record of doing it. Beyond that, I don’t know him well, but I do know the key creative leaders at the company. And I’ve just been so thrilled to get to spend some time with them through this process. And they seem to be quite really excited about it too, which just makes me happy because I would love to keep those folks in those chairs doing exactly what they’re doing for years to come.

Cynthia Littleton: In the last ten years as Netflix really ramped up, were you ever tempted to buy a studio before? There were assets up for sale, including Warner Bros. in 2022. Were you ever tempted to jump in before this, or is this time with Warner Bros. Discovery sui generis for Netflix?

Ted Sarandos: It was very unique because it did not have all of the linear television assets [cable channels CNN, TNT, etc.] attached to it that we didn’t want to get into. So when I look at that business, it’s not because it’s a bad business, just it’s not our business for sure. I didn’t want a whole suite of linear TV channels to deal with. So this was a very unique offer because the Warner Bros. Discovery board decided was in their strategic best interest to sell these assets separate from the linear television assets. And that’s when it got attractive.

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement was first mailed to WBD stockholders on or around February 17, 2026. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Netflix and WBD, without charge, at the SEC’s website, https://www.sec.gov. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement, which has been filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business (“Discovery Global”) and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; (xv) failure to receive the approval of the stockholders of WBD; (xvi) the final allocation of indebtedness between WBD and Discovery Global in connection with the separation could cause a reduction to the consideration for the proposed transaction; (xvii) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections, and inherent uncertainties involved in the estimates and judgments used to estimate the differences between WBD’s Global Linear Networks segment results and the expected results of Discovery Global; and (xviii) volatility or a decline in the market price for Discovery Global common stock following the separation. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction. While the list of factors presented here and in the Proxy Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.